Exhibit 99.1

For Release: Wednesday, July 19, 2023 at 4:30 pm (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES

QUARTERLY CASH DIVIDEND

SHREVEPORT, La — July 19, 2023 — Home Federal Bancorp, Inc. of Louisiana (the “Company”) (NASDAQ: HFBL), the holding company for Home Federal Bank, announced today that its Board of Directors at their meeting on July 19, 2023, declared a quarterly cash dividend of $0.125 per share on the Company’s common stock. The dividend is payable on August 14, 2023, to the shareholders of record at the close of business on July 31, 2023.

James R. Barlow, Chairman of the Board, President and Chief Executive Officer, stated, “This tenth annual increase in our dividend rate, and 73rd consecutive quarterly cash dividend, reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for our Company. Based on our earnings for the quarter ended March 31, 2023, the increase reflects a payout ratio of approximately 37%.”

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its ten full-service banking offices and home office in northwest Louisiana. Additional information is available at www.hfb.bank.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, Chairman of the Board, President and Chief Executive Officer (318) 222-1145